                                 Exhibit 10.2
            The Savings Bank of Manchester Longevity Incentive Plan

                       THE SAVINGS BANK OF MANCHESTER
                       ------------------------------

                           LONGEVITY INCENTIVE PLAN
                           ------------------------

                               PLAN DECLARATION
                               ----------------


1.   Establishment of Plan and Purposes. The Savings Bank of Manchester (the
     ----------------------------------
"Bank" hereby establishes a Longevity Incentive Plan (the "Plan"). The purpose of the Plan is to further the long-term growth of the Bank by recognizing certain key employees for their service to the Bank and by rewarding them for continuing to exert their best efforts on behalf of the Bank in the future.

For purposes of this Plan Declaration, a "Plan Year" shall mean each calendar year, commencing with the 1999 calendar year.

2.   Administration. The Plan shall be administered by the Compensation
     --------------
Committee of the Bank's Board of Directors. The duties of the Compensation Committee with respect to the Plan may be changed at any time by the Board of Directors. Subject to any contrary resolution of the Board of Directors, the Compensation Committee shall have the power and authority to interpret this Plan Declaration, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan; provided, however, that if there is any conflict between the rules, regulations and determinations of the Compensation Committee and this Plan declaration, then this Plan Declaration shall prevail. Decisions and determinations of the Compensation Committee shall be final and binding on all persons, including the Eligible Employees.

3.   Eligible Employees. The Compensation Committee shall designate annually
     ------------------
those employees of the Bank who shall be eligible to participate in the Plan for a Plan year ("Eligible Employees"). Eligible Employees for any Plan Year shall be eligible to be credited with awards ("Incentive Awards"), if any, that may be declared by the Bank for the Plan Year, subject to the terms and conditions set forth herein and any rules, regulations and determinations of the Compensation Committee as provided in Paragraph 2 above. Unless otherwise provided herein, all references to Eligible Employees shall mean those Eligible Employees designated for the Plan Year in question. The Compensation Committee may permit Eligible Employees to participate in the Plan for more than one Plan Year.

4.   Determination of Incentive Awards.
     ---------------------------------

     (a) As soon as practicable after the Bank's audited financial statements for the prior fiscal year are available, the Board of Directors shall determine the amount, if any, to be allocated to an Incentive Award pool (the "Pool") for the prior Plan Year. No amount shall be allocated to the Pool for a Plan year unless the Bank's income before provision for income taxes (exclusive of all gains or losses on securities held by the Bank) for the Plan Year as reflected in the Bank's audited financial statements, shall have increased by at least four percent (4%) above the budgeted amount for the Plan Year.

     (b) One-third (1/3) of the Pool in a Plan year shall be allocated to all of the Eligible Employees. The amount of each Eligible Employee's share of such allocation shall be a percentage determined by dividing each Eligible Employee's annual base salary by the aggregate amount of the base salaries of all of the Eligible Employees; provided, however, that in no event shall an Eligible Employee's share of such allocation exceed ten percent (10%) of his or her annual base salary. Any amounts in the Pool not allocated to Eligible Employees due to the limitations expressed in the preceding sentence shall revert to the general treasury of the Bank for the general use of the Bank. For purposes of this subparagraph (b), base salary shall not include any bonuses, retirement plan contributions and other benefits paid by the Bank to an Eligible Employee.

     (c) Two-thirds of the Pool in a Plan Year shall be allocated in such amounts and to such Eligible Employees as the Compensation Committee, in its sole discretion, may determine. The Compensation Committee shall not be required to allocate a portion of the Pool to each Eligible Employee and may decide that no Incentive Awards shall be credited to any Eligible Employee under this subparagraph (c), in which case this portion of the Pool will be eliminated. In making its determinations under this subparagraph (c), the Compensation Committee will consider such factors as it deems appropriate and shall consult with the President of the Bank with respect to the performance of the Eligible Employees other than the President.

     (d) Amounts allocated to Eligible Employees in accordance with subparagraphs (b) and (c) above shall be credited to accounts which shall be maintained for each Eligible Employee by the Compensation Committee. Until payment to the Eligible Employees pursuant to Paragraph 5 below, the amount in each Eligible Employee's account shall accrue simple interest at a variable rate equal to the rate of interest then offered by the Bank on its 5-year certificates of deposit. In the event of any change in the interest rate on the Bank's 5-year certificates of deposit, the rate of interest accruing on the Incentive Awards shall be adjusted accordingly.

5.   Vesting and Payment.

     (a) The Incentive Award credited to an Eligible Employee for any Plan Year shall become earned and vested if, on December 31 of the fifth (5th) year following the Plan Year in question (the "Fifth-Year Vesting Date"), the Eligible Employee shall be a full-time employee of the Bank and shall have been a full-time employee of the Bank continuously for the preceding five (5) years. In the event that the Eligible Employee's employment with the Bank shall terminate for any reason whatsoever, including his or here death, disability or retirement before age 62, at any time prior to the Fifth-Year Vesting Date, then the Incentive Award shall, as of the date of termination, be forfeited and the Bank shall have no further obligation to make a payment with respect to the Incentive Award.

     Only vested amounts shall be payable under the Plan. Vested amounts shall be paid to the Eligible Employee as follows: (i) the first one-third (1/3) of the principal amount of the Incentive Award for a Plan year, plus one-third (1/3) of all interest accrued on that principal amount, shall be paid on or before February 28 on the sixth (6th) calendar year after the Plan Year in question; (ii) the second one-third (1/3) of the principal amount of the Incentive Award for the Plan Year in question, plus one-half (1/2) of all remaining accrued interest on such outstanding principal, shall be paid on or before February 28 of the seventh (7th) calendar year after the Plan Year in questions; and (iii) the final one-third (1/3) of the principal amount of the Incentive Award for the Plan Year in question, plus all remaining accrued interest on such outstanding principal, shall be paid on or before February 28 of the eighth (8th) calendar year after the Plan Year in question.

     Upon retirement at age 62 or older, provided the Eligible Employee shall be a full-time employee of the Bank and shall have been a full-time employee of the Bank continuously for the preceding five (5) years, all Incentive Awards credited to the Eligible Employee shall become earned and vested on December 31 of the year in which the Eligible Employee retires.

     The termination of an Eligible Employee's employment with the Bank for any reason at any time after the Fifth-Year Vesting Date shall not affect the Bank's obligation to pay the Incentive Award to the Eligible Employee or his or here estate, as the case may be, except to the extent provided in Paragraph 6 below.

     (b)  Example: In 1998 the Compensation Committee will designate those Bank
          -------
employees who will be deemed Eligible Employees for the 1999 Plan Year. If the Bank's net income (exclusive of taxes and gains or losses on securities held by the Bank) for 1999 is at least four percent (4%) greater than the budgeted amount for 1999, then the Bank's Board of Directors will determine the amount, if any, that will be allocated to the Pool for the 1999 Plan Year. This determination will be made by the Board of Directors in year 2000 as soon as practicable after the preparation of the Bank's 1999 audited financial statements. Each Eligible Employee for the 1999 Plan Year will be credited with an Incentive Aware for the 1999 Plan Year in accordance with subparagraph 4(b) above and, at the discretion of the Compensation Committee, in accordance with subparagraph 4(c) above.

     If an Eligible Employee for the 1999 Plan Year remains a full-time employee of the Bank through December 31, 2004, then the principal amount of the Incentive Award credited to him for the 1999 Plan Year would be paid to him in three (3) equal installments on or before each of February 28, 2005, February 28, 2006 and February 28, 2007. Additionally, one-third (1/3) of the outstanding interest as of the first payment date (i.e., on or before February 28, 2005) will be paid on that date; one-half (1/2) of the outstanding interest as of the second payment date (i.e., on or before February 28, 2006) would be paid to the Eligible Employee on that date; and all remaining outstanding interest would be paid with the final payment on the third payment date (i.e., on or before February 28, 2007).

     Since Eligible Employees may be credited with Incentive Awards in successive years, the actual payment to an Eligible Employee in a given year may consist of several components (each component representing a particular Plan
Year).

     (c) In the event of the death of an Eligible Employee after vesting of an Incentive Award, the Bank shall make payments to the beneficiary designated by the Eligible Employee in writing to receive such payments. The designation may be changed by the Eligible Employee at any time by delivering to the Bank written notice of the designation of a new beneficiary. If no beneficiary shall have been designated by the Eligible Employee in writing, or if the beneficiary so designated shall not survive the Eligible Employee, any payment required by this Plan Declaration shall be made to the estate of the Eligible Employee. In the event of a surviving beneficiary's death prior to receiving all payments to be made hereunder, and in the absence of any other designation by the Eligible Employee, the remaining payments shall be paid to the estate of the beneficiary. The Bank may rely upon a written statement from the applicable executor or administrator as to the proper payee and shall be held harmless in making the payment.

     (d) Amounts allocated to Eligible Employees under this Plan Declaration are gross amounts and are subject to applicable federal and state withholding laws upon payment.

     (e) Amounts payable pursuant to this Plan Declaration shall not be deemed salary or other compensation to Eligible Employees for the purpose of computing benefits under any pension plan or other arrangement of the Bank for the benefit of its Employees.

6.   Forfeiture Due to Competition or Transfer.
     -----------------------------------------

     (a) Notwithstanding any other provision of this Plan Declaration to the contrary, if an Eligible Employee's employment with the Bank shall terminate for any reason whatsoever, and the Eligible Employee shall, within two (2) years of the date of such termination, compete with the Bank anywhere in the Restricted Area (as defined below), all amounts credited to the Eligible Employee's account and all accrued interest thereon (whether vested or not) shall be forfeited by the Eligible Employee and shall revert to the general treasury of the Bank for the use of the Bank. As used in this sub-paragraph (a): (i) "compete" means engaging, participating, or being involved in any respect (whether as an employee, consultant, advisor, individual proprietor, partner, shareholder, director, officer, joint venturer, investor or in any other capacity), either directly or indirectly, solely or jointly with any other person or persons, in banking, financial services, investment, mortgage origination or servicing, and/or commercial or personal lending business; and (ii) "Restricted Area" means each of the following counties of the State of Connecticut: Fairfield County, Litchfield County, New Haven County, Hartford County, Middlesex County, New London

County, Tolland County and Windham County.

     (b) The benefits granted to Eligible Employees under the Plan are personal to the Eligible Employees. Accordingly, no Eligible Employee may assign, attach, transfer, pledge or encumber in any manner whatsoever (each, a "Transfer") his or her right to receive payments under the Plan. Any attempted Transfer by an Eligible Employee shall be void and of no force or effect and shall result in the immediate forfeiture of all amounts credited to the Eligible Employee's account and all accrued interest (whether vested or not) and the reversion thereof to the general treasury of the Bank for the use of the Bank.

7. Term of the Plan. The Plan shall be in effect for the 1999 Plan Year (i.e., Incentive Awards may be credited by the Bank if the net operating income for the Bank's 1999 fiscal year exceeds the budgeted amount for 1999 by at least four percent (4%) only; provided, however, that the Plan may be extended for an additional Plan Year from year to year thereafter by affirmative action of the Bank's Board of Directors. In the event that the Board of Directors shall not take action to expressly extend the term of the Plan for an additional Plan Year, then the Plan shall expire as of the end of the then current Plan Year. No such expiration shall adversely affect the rights of any Eligible Employees to Incentive Awards that were credited prior to such expiration.

8. No Right to Continued Employment. Nothing in this Plan Declaration shall be interpreted or construed as granting to any Eligible Employee the right to continued employment with the Bank. Unless otherwise specifically provided in a written employment contract, the Bank retains the right to terminate at will the employment of any Eligible Employee.


9.   General Provisions.

     (a) There are no representations, conditions or agreements relating to the Plan except as stated in this Plan Declaration.

     (b) This Plan Declaration and the Plan may be amended or terminated at any time by the Board of Directors of the Bank. In the event that the Plan is terminated, the Bank shall not be required to establish a Pool for the year in which the termination occurs. After termination, amounts accrued to the accounts of Eligible Employees shall be paid in accordance with this Plan Declaration.

     (c) This Plan Declaration shall be binding upon and inure to the benefit of the Bank and the Eligible Employees, and their respective successors, heirs and legal representatives.

     (d) This Plan Declaration shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

     (e) If any term or provision of this Plan Declaration is held or deemed to be invalid or unenforceable in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan Declaration.